UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2011

EXLSERVICE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33089 (Commission File Number)	82-0572194 (I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor New York, New York 10017 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 277-7100

NOT APPLICABLE
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 26, 2011, a credit agreement (the “Credit Agreement”) was entered into among ExlService Holdings, Inc. (“EXL”), as borrower, the other loan parties thereto, the lenders  identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”).  The Credit Agreement provides for a $50 million revolving credit facility.  EXL has an option to increase the commitments under the Credit Agreement by up to an additional $25 million, subject to certain approvals and conditions as set forth in the Credit Agreement.  The loan facility also has a letter of credit subfacility.

Borrowings under the Credit Agreement may be used for working capital and general corporate purposes of EXL and its subsidiaries.

Depending on the type of borrowing, loans under the Credit Agreement bear interest at a rate equal to the specified prime rate (alternate base rate) or adjusted LIBO rate, plus, in each case, an applicable margin.  The applicable margin is tied to EXL’s leverage ratio and ranges from 0.00% to 0.50% per annum with respect to loans (“ABR Loans”) pegged to the specified prime rate, and 2.00% to 2.50% per annum on loans (“Eurodollar Loans”) pegged to the adjusted LIBO rate (such applicable margin, the “Applicable Rate”).  The revolving credit commitments under the Credit Agreement are subject to a commitment fee.  The commitment fee is also tied to EXL’s leverage ratio, and ranges from 0.350% to 0.450% per annum on the average daily amount by which the aggregate revolving commitments exceed the sum of outstanding revolving loans and letter of credit obligations.

The Credit Agreement will be guaranteed by EXL’s domestic subsidiaries.  The obligations under the Credit Agreement will be secured by all or substantially all of the assets of the borrower and its material domestic subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants (which are in some cases subject to certain exceptions), including, but not limited to, restrictions on the ability to incur additional indebtedness, create liens, make certain investments, make certain dividends and related distributions, enter into, or undertake, certain liquidations, mergers, consolidations or acquisitions and dispose of assets or subsidiaries. In addition, the Credit Agreement requires EXL to maintain a certain fixed charge coverage ratio and a leverage ratio.

The Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other agreements or indebtedness, final judgments or orders, certain change of control events and certain bankruptcy-related events or proceedings.

The foregoing description of the Credit Agreement is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which EXL expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2011.

Item 2.03. Creation of a Direct Financial Obligation or Obligations under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC.
(Registrant)

Date: June 2, 2011	By:	/s/ Amit Shashank
		Name:	Amit Shashank
		Title:	General Counsel and Corporate Secretary